Press Release                                     Source: LitFunding Corp (LFC)



LITFUNDING DECLARES DIVIDEND
Monday October 18th, 2004: 9:00 am ET
LITFUNDING CORP ANNOUNCES AN ELEVEN FOR TEN (11:10) STOCK DIVIDEND TO REWARD SHAREHOLDERS SUPPORT OF MANAGEMENT.

Nevada, CA --(MARKET WIRE)--October 18, 2004 -- LitFunding Corp (LFC) (OTC BB:LFDG.OB - News) today announced an eleven for ten (11:10) stock dividend with a record date of October 28, 2004 an effective date of October 29, 2004 and a pay date of November 1, 2004 such that the holder of every ten shares on October 28, 2004 is entitled to receive an additional one share as a dividend from the company. The number of shares of outstanding common stock prior to the dividend is 9,812,447 shares. The number of shares outstanding after the dividend will be approximately 10,793,692. The shares resulting from the dividend will retain the status of the underlying shares, such that the underlying free trading shares shall result in a dividend of free trading shares and underlying restricted shares shall result in a dividend of restricted shares.

Dr. Morton Reed, founder and CEO said, " We have frequently expressed our gratitude for the support received from our shareholders during the recent trying times. We are pleased to be able to declare this dividend in recognition of that strong and unwavering support. LitFunding Corp is now back in business and we are actively processing a large backlog of cases."

LITFUNDING CORP IS A PRE-EMINENT SOURCE OF CAPITAL TO THE PLAINTIFFS' ATTORNEYS MARKET

LFC through its wholly owned subsidiary LitFunding USA (The Company) remains one of the nation's largest public companies specializing in the funding of litigation primarily through plaintiffs' attorneys. The Company is in the litigation funding business making advances to plaintiffs' attorneys primarily in the areas of personal injury. A fee is earned when the lawsuits so funded are settled or otherwise concluded by a court ruling. At that time both the funds advanced and the fee contractually agreed to are repaid to the company. The company's new full recourse program will charge lower interest rates than the current fees charged on non-recourse advances and these loans will be collateralized by both an attorney's underlying case load as well as real property.

This press release does not constitute an offer of any securities for sale.

Except for the historical information presented herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provision of the Private Securities Litigation reform Act of 1995, or by the Securities and Exchange Commission in its rules, regulations, and releases. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. These risks include the ability of LFC to reach definitive agreements with respect to and close the proposed financing discussed in this release as well as activities, events or developments that the company expects, believes or anticipates will or may occur in the future. Such statements are subject to a number of assumptions, risks and uncertainties. Readers are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in the forward looking statements. In addition, other risks are detailed in the Company's periodic reports. These forward-looking statements speak only as of the date hereof. The company disclaims any intent or obligation to update these forward-looking statements.



ON BEHALF OF THE BOARD
LitFunding Corp (LFC)
Morton Reed--Chairman/President

Contact:  Morton Reed @ 1-877-548-3863